EXHIBIT 99.1

JOHN WADDELL, JR. ANNOUNCES HIS RETIREMENT AS PRESIDENT OF BLASTGARD INTERNATIONAL

CLEARWATER FL — November 26, 2008 — BlastGard International, Inc. (OTCBB: BLGA), the creator of blast mitigation products and services, today announced the retirement of President John L. Waddell, Jr., effective Tuesday, November 25, 2008. Mr. Waddell also resigned from the Company’s Board of Directors.

BlastGard’s Chairman, James Gordon, stated, “We are so grateful for Mr. Waddell’s valuable input and service these past years as President.  Jack Waddell and I have worked hard to develop and create the best blast mitigation products and Jack’s tireless efforts in the research and development of various applications for our military will hopefully come to fruition soon. I want to personally thank Jack Waddell for his many years of dedicated service to BlastGard."

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400